                                            POWER OF ATTORNEY

I hereby confirm that I have authorized and designated each of Ernesto Bautista
III, R. Sean Elliott
and Christopher Powell to execute and file on my behalf all SEC Section 16 forms
(including any
amendments thereto) that I may be required to file with the United States
Securities and Exchange
Commission as a result of my position with, or my ownership of or transactions in securities of, CARBO
Ceramics Inc. (the "Company"). The authority of such individual under this
Statement shall continue
for as long as I am required to file such forms, unless earlier terminated by my delivery of a written
revocation of this authorization to the Company. I hereby acknowledge that such individual is not
assuming, nor is the Company assuming, any of my responsibilities to comply with
Section 16 of the
Securities Exchange Act of 1934.

       /s/R. Sean Elliott

Dated: 10/17/13